Exhibit 99.1
F & M Bank Corp.—News and Financials
F & M BANK CORP. REPORTS 3RD QUARTER FINANCIAL RESULTS
     TIMBERVILLE, VA—October 25, 2010—F & M Bank Corp. (OTCBB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the quarter and nine months ended September 30, 2010 and its recently declared third quarter dividend.
     For the three months ended September 30, 2010, the Company’s net income was $891,073, an increase of $1,766,649, compared to the same period in the prior year when the Company reported a net loss of ($875,576). For the third quarter, earnings per share were $.38 in 2010 versus a loss of ($.38) in 2009.
     On a pre-tax basis, factors contributing to the improved results include a $1.49 million decrease in funding for the Allowance for Loan Losses ($1.3 million of expense in 2010 versus $2.79 million in 2009), a $572,000 increase in Net Interest Income ($4.862 million in 2010 versus $4.287 million in 2009), and a change in Securities Gain/(Loss) of $1.106 million ($319,000 gain in 2010 versus a loss of ($787,000) in 2009).
     The Company’s net income for the first nine months of 2010 was $2,626,978, an increase of $1,527,951 compared to the same period last year. Earnings per share were $1.14 and $.48 for the first nine months of 2010 and 2009, respectively. On a pre-tax basis, net interest income increased $1.158 million through nine months; while securities related transactions improved $1.966 million (a gain of $349k in 2010 compared to a loss of ($1.617) million in 2009). The securities losses in 2009 were primarily from Other Than Temporary Impairment (OTTI) write downs rather than from the sale of securities.
     Total assets of the Company were $542.6 million at September 30, 2010, which represents an increase of $39.5 million or 7.28% from September 30, 2009 and an increase of $3.4 million or .63% from $539.2 million at December 31, 2009. Total loans held for investment were $446.6 million at September 30, 2010, which represents an increase of $19.8 million or 4.65% from $426.8 million at September 30, 2009 and an increase of $12.2 million (2.80%) from $434.4 million at December 31, 2009. Total deposits were $425.3 million at September 30, 2010, which represents an increase of $36.4 million (9.34%) from $388.9 million at September 30, 2009 and an increase of $4.7 million from $420.6 million at December 31, 2009.
     Given the sluggish economy, credit quality has weakened slightly year to date with 2.13% of loans considered non-performing (either on non-acrrual status or past due greater than 90 days). This compares to 1.76% at year end 2009. The Bank has increased its Allowance for Loan Losses to $5.2 million at September 30, 2010 compared to $3.8 million at December 31, 2009, to compensate for the higher risk of loss on these non-performing assets.
     On October 14, 2010, the Company declared its third quarter dividend of $0.15 per share which will be paid on November 8, 2010, to shareholders of record as of October 27, 2010. Traditionally the dividend has been declared in the third month of the quarter, beginning with this dividend all future dividends will be declared in the month following quarter end. The actual dividend payment date remains unchanged. This change does distort the dividends declared amount as shown on the next page when compared to the prior year, however there are still four dividend payment dates in both years.
     Highlights of the company’s financial performance are included below.
     F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary bank, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling: (540) 896-8941.
     This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/CFO, Farmers & Merchants Bank
540-896-8941 or neilhayslett@farmersandmerchants.biz

F & M Bank Corp. Financial Highlights

	For Nine Months
	Ended September 30
	Unaudited	Unaudited
	2010	2009
INCOME STATEMENT
Interest and Dividend Income	$20,784,012	$20,481,171
Interest Expense	6,868,897	7,724,549

Net Interest Income	13,915,115	12,756,622
Non-Interest Income	2,452,028	2,322,008
Provision for Loan Losses	3,100,000	3,310,000
FDIC Assessment	875,958	562,230
Other Non-Interest Expenses	8,769,186	8,567,739

Income Before Income Taxes & Securities Transactions	3,621,999	2,638,661
Securities Gains (Losses)	348,812	(1,617,254)
Provision For Income Taxes	1,287,109	(143,573)
Less Minority Interest	56,724	65,953

Net Income	$2,626,978	$1,099,027
Average Shares Outstanding	2,297,191	2,290,859
Net Income Per Common Share	1.14	.48
Dividends Declared	.30	.61

	Unaudited	Unaudited
	September 30,	September 30,
	2010	2009
BALANCE SHEET
Cash and Due From Banks	$5,553,111	$5,775,117
Interest Bearing Bank Deposits	3,252,026	62,512
Federal Funds Sold	6,096,000	2,411,000
Loans Held for Sale	34,497,445	22,214,548
Loans Held for Investment	446,594,481	426,762,573
Less Allowance for Loan Losses	(5,199,521)	(4,699,977)

Net Loans Held for Investment	441,394,960	422,062,596
Securities	23,880,356	26,076,200
Other Assets	27,944,479	24,523,697

Total Assets	$542,618,377	$503,125,670

Deposits	$425,257,842	$388,925,716
Short Term Debt	5,603,563	4,021,610
Long Term Debt	55,059,274	64,152,262
Subordinated Debt	8,268,000	875,000
Other Liabilities	7,409,089	7,333,526

Total Liabilities	501,597,768	465,308,114
Stockholders’ Equity	41,020,609	37,817,556

Total Liabilities and Stockholders’ Equity	$542,618,377	$503,125,670
Book Value Per Common Share	$17.80	$16.48